UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*




                           Scopus Video Networks Ltd.
                           --------------------------
                                (Name of Issuer)


                       ORDINARY SHARES, NIS 1.4 PAR VALUE
                       ----------------------------------
                         (Title of Class of Securities)


                                    M8260H106
                                 --------------
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               |_| Rule 13d-1(b)
               |_| Rule 13d-1(c)
               |X| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                               ---------------------------
CUSIP No.                                            Page 2 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Sub) LP
          EIN - 94-3355495
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     1,003,815
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       1,003,815
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,003,815
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.7  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 3 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Sub) Non-Q LP EIN -
          94-3396581
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     92,798
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       92,798
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          92,798
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.7  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 4 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Investors) LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              -------- -----------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     273,638
                              -------- -----------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              -------- -----------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       273,638
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          273,638
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.1  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 5 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango JP Morgan Fund III (Israel) LP
          EIN - 94-3390562
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     185,819
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       185,819
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          185,819
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.4  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 6 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Principals Fund III (Israel) LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     35,392
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       35,392
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,392
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.3  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 7 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III Trusts 2000 Ltd.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     70,783
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       70,783
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          70,783
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.5  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 8 of 13 pages
M8260H106
----------------------                               ---------------------------

         This Schedule 13G reflects a statement of beneficial ownership of securities of the reporting person as of December 31, 2005.

Item 1(a)     Name of Issuer:
              ---------------

              Scopus Video Networks Ltd.

Item 1(b)     Address of Issuer's Principle Executive Offices:
              ------------------------------------------------
              10 Ha'amal St. Park Afek, Rosh Ha'ayin, Israel

Item 2(a)     Name of Person Filing:
              ----------------------

              (i) Pitango Venture Capital Fund III (Israeli Sub) L.P.("IL
              Sub)

              (ii)Pitango Venture Capital Fund III (Israeli Sub) Non-Q L.P.("IL Sub Non-Q)

              (iii)Pitango Venture Capital Fund III (Israeli Investors)L.P. ("IL INV")

              (iv)Pitango JP Morgan Fund III (Israel), L.P. ("JPMP")

              (v) Pitango Principals Fund III (Israel) LP ("Principals")

              (vi)Pitango Venture Capital Fund III Trusts 2000 Ltd. ("Trusts 2000", and together with the foregoing entities, the "Reporting Persons")

Item  2(b)    Address of Principle Business Office or, if None, Residence:
              ------------------------------------------------------------

              The principal business office of each of the Reporting Persons is 11 HaMenofim St. Herzliya, Israel

Item 2(c)     Citizenship:
              ------------

              IL Sub, IL Sub Non-Q, JPMP - Delaware
              IL INV, Principals, Trusts 2000 - Israel

Item 2(d)     Title of Class of Securities:
              -----------------------------

              Ordinary Shares, NIS 1.4 par value

Item 2(e)     CUSIP Number:
              -------------

              M8260H106

Item 3        If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b):
              ------------------------------------------------------------------

              Not Applicable

----------------------                               ---------------------------
CUSIP No.                                            Page 9 of 13 pages
M8260H106
----------------------                               ---------------------------


Item 4        Ownership:
              ----------

      (a)     Amount Beneficially Owned:
              --------------------------

              See Row 9 of cover page for each Reporting Person


      (b)     Percent of Class:
              -----------------

              See Row 11 of the Cover page.

      (c)     Number of Shares as to which such person has:
              ---------------------------------------------

              (i)   sole power to vote
                    ------------------

                    See Row 5 of the cover page and the response to Item number 4(a) above.

              (ii)  shared power to vote
                    --------------------

                    See Row 6 of the cover page and the response to Item number 4(a) above.

              (iii) sole power to dispose or to direct the disposition of
                    -----------------------------------------------------

                    See Row 7 of the cover page and the response to Item number 4(a) above.

              (iv)  shared power to dispose or to direct the disposition of
                    -------------------------------------------------------

                    See Row 8 of the cover page and the response to Item number 4(a) above.

----------------------                               ---------------------------
CUSIP No. M8260H106                                  Page 10 of 13 pages
----------------------                               ---------------------------

Item 5        Ownership of Five Percent or Less of a Class:
              ---------------------------------------------

              Not applicable.

Item 6        Ownership of More Than Five Percent on Behalf of Another Person:
              ----------------------------------------------------------------

              Not applicable

Item 7        Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company:
              -------------------------------------------------------------

              Not applicable

Item 8        Identification and Classification of Members of the Group:
              ----------------------------------------------------------

              Not applicable

Item 9        Notice of Dissolution of the Group:
              -----------------------------------

              Not applicable

Item 10       Certification:

              Not applicable

----------------------                               ---------------------------
CUSIP No. M8260H106                                  Page 11 of 13 pages
----------------------                               ---------------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2006

                                     Pitango Venture Capital Fund III
                                     (Israeli Sub)LP

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III
                                     (Israeli Sub)Non-Q LP


                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director



                                     Pitango Venture Capital Fund III
                                     (Israeli Investors)LP


                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director

----------------------                               ---------------------------
CUSIP No. M8260H106                  13G             Page 12 of 13 pages
----------------------                               ---------------------------

                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director



                                     Pitango JP Morgan Fund III (Israel) LP

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director



                                     Pitango Principals Fund III (Israel) LP

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III Trusts
                                     2000 Ltd.

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director

--------------------                                         -------------------
CUSIP NO.  M8260H106                  13G                    Page 13 of 13 Pages
--------------------                                         -------------------

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

Exhibit 1                         Agreement of Joint Filing